Exhibit 99.1
The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval ________
For Further Information Contact:
Thomas W. Stoltz
Executive Vice President
Chief Financial Officer
704-551-7201
CATO REPORTS 1Q EPS DOWN 9%
Revises 2007 Guidance
Charlotte, NC (May 24, 2007) — The Cato Corporation (NYSE: CTR) today reported net income of $18.7 million or $.59 per diluted share for the first quarter ended May 5, 2007, compared to net income of $20.8 million or $.65 per diluted share for the first quarter ended April 29, 2006. Net income decreased 10% and earnings per diluted share decreased 9% from the prior year (the difference in percentage change is due to rounding). Sales for the first quarter were $224.1 million, a 2% decrease from sales of $229.7 million for the first quarter last year. The Company’s first quarter comparable store sales decreased 5%.
“Lower sell-throughs of regular priced goods had a negative impact on sales and gross margin in the first quarter,” said John Cato, Chairman, President, and Chief Executive Officer. “As a result of higher than planned inventories at the end of the first quarter, we expect higher markdowns in the second quarter. Also, after two quarters of continuing weakness in our sales and the softness in the women’s specialty apparel segment, we are forecasting that trend to continue and now estimate comparable store sales to be in the range of down 3% to flat for the second quarter and for the balance of the year. We now expect second quarter earnings per diluted share to be in the range of $.27 to $.31 versus $.38 last year. For the year, we are estimating earnings per diluted share to be in the range of $1.11 to $1.31 versus $1.62 last year.”
During the first quarter, the Company opened 10 stores and relocated six stores. The Company
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

now expects to open an additional 70 new stores and close 10 for the balance of the year. As of May 5, 2007, the Company operated 1,286 stores in 31 states, compared to 1,252 stores in 31 states as of April 29, 2006.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the second quarter and year 2007 are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED MAY 5, 2007 AND APRIL 29, 2006
(Dollars in thousands, except per share data)

	Quarter Ended
	May 5,	%	April 29,	%
	2007	Sales	2006	Sales

REVENUES
Retail sales	$224,134	100.0%	$229,741	100.0%
Other income (principally finance, late fees and layaway charges)	3,094	1.4%	3,319	1.5%

Total revenues	227,228	101.4%	233,060	101.5%

GROSS MARGIN (Memo)	80,712	36.0%	87,628	38.2%

COSTS AND EXPENSES, NET
Cost of goods sold	143,422	64.0%	142,113	61.8%
Selling, general and administrative	51,132	22.8%	54,567	23.8%
Depreciation	5,391	2.4%	5,168	2.3%
Interest expense	4	0.0%	10	0.0%
Interest and other income	(1,893)	-0.8%	(1,552)	-0.7%

Cost and expenses, net	198,056	88.4%	200,306	87.2%

Income Before Income Taxes	29,172	13.0%	32,754	14.3%

Income Tax Expense	10,502	4.7%	11,955	5.2%

Net Income	$18,670	8.3%	$20,799	9.1%

Basic Earnings Per Share	$0.60		$0.67

Basic Weighted Average Shares	31,352,592		31,084,206

Diluted Earnings Per Share	$0.59		$0.65

Diluted Weighted Average Shares	31,897,676		31,814,193

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	May 5,	April 29,	February 3,
	2007	2006	2007
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$21,164	$25,319	$24,833
Short-term investments	132,450	95,752	98,709
Accounts receivable — net	45,287	47,791	45,958
Merchandise inventories	117,037	103,145	115,918
Other current assets	14,429	11,379	14,095

Total Current Assets	330,367	283,386	299,513

Property and Equipment — net	126,809	131,516	128,461

Other Assets	4,361	10,799	4,348

TOTAL	$461,537	$425,701	$432,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$137,464	$135,515	$123,049

Noncurrent Liabilities	32,115	32,787	32,480

Stockholders’ Equity	291,958	257,399	276,793

TOTAL	$461,537	$425,701	$432,322

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